Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Six Months Ended June 30, 2013

WELLESLEY, Mass.--(BUSINESS WIRE)--July 30, 2013--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $583 thousand and $1.2 million for the quarter and six months ended June 30, 2013, respectively. These results compare to net income of $434 thousand and a net loss of $119 thousand for the quarter and six months ended June 30, 2012, respectively. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. The 2012 results for the six month period ended June 30 reflect a one-time $1.8 million pre-tax contribution ($1.1 million after tax) to the Wellesley Bank Charitable Foundation (the “Foundation”), formed in connection with the Conversion. Earnings per share were $0.26 and $0.52, basic and diluted, for the quarter and six months ended June 30, 2013, respectively. Earnings per share were $0.20, basic and diluted, for the quarter ended June 30, 2012. Earnings per share information is not presented for the six months ended June 30, 2012 as shares were not outstanding for the entire period.

Thomas J. Fontaine, the Bank’s President and Chief Executive Officer said, “We are very pleased to report growth in net income and earnings per share compared to our prior year’s results. This earnings growth is a direct result of our efforts to expand our service area and product offerings, and to add quality assets in support of our strategic growth objectives.”

Net Income

With respect to the most recent quarterly results, the increase in earnings for the three month period was due to stronger net interest income, and increased noninterest income, partially offset by increased operating expenses. Net interest income increased 17.3% to $3.3 million for the three month period ended June 30, 2013, as compared to $2.8 million in the comparable 2012 period. The increase was largely due to the increase in interest income as we have expanded our loan portfolio, primarily through increased residential mortgage loan origination efforts, as well as more modest growth in other loan portfolios. Deposit and borrowing costs have increased as the Company has grown and our funding needs expanded. The continuation of a low interest rate environment negatively impacts earning asset yields while also reducing the Company’s funding costs. Our earning asset yield decreased 38 basis points to 4.24% in the second quarter of 2013 from 4.59% in the second quarter of 2012. Our net interest margin was 3.50% for the 2013 three month period, compared to 3.74% for the 2012 period.

For the three months ended June 30, 2013, noninterest expense increased $323 thousand to $2.5 million, compared to $2.2 million in 2012. Salaries and employee benefits were $1.5 million for the three months ended June 30, 2013, compared to $1.2 million in 2012, reflecting staff additions and the costs associated with the equity incentive plan adopted in October 2012.

For the six months ended June 30, 2013, the increase in earnings was due to stronger net interest income, and increased noninterest income, partially offset by increased operating expenses, exclusive of the $1.8 million contribution to the Foundation in the period ended June 30, 2012. Pre-tax earnings for the six month period ended June 30, 2013 increased $438 thousand compared to pre-tax earnings for the six month period ended June 30, 2012, net of the contribution expense. The provision for loan losses declined in 2013 for the six month period to $200 thousand compared to $250 thousand in 2012 as specific reserves associated with impaired loans declined during the 2013 period. Net income for the 2013 period increased to $1.2 million from $981 thousand in the 2012 period, exclusive of the nonrecurring contribution expense recorded in 2012.

Net interest income increased 18.1% to $6.6 million for the six month period ended June 30, 2013, as compared to $5.6 million in the comparable 2012 period. The increase was largely due to reasons already stated relative to the results of the quarter ended June 30, 2013. Our earning asset yield decreased 35 basis points to 4.28% in the six month period ended June 30, 2013 from 4.63% in the comparable 2012 period. Our net interest margin was 3.56% for the 2013 six month period, compared to 3.78% for the 2012 period.

For the six months ended June 30, 2013, noninterest expense increased $829 thousand to $4.9 million compared to $4.1 million in 2012, exclusive of the contribution to the Foundation. Salaries and employee benefits were $3.0 million for the six months ended June 30, 2013, as compared to $2.3 million in 2012, reflecting staff additions, and the costs associated with the equity incentive plan adopted in October 2012. Occupancy and equipment expense increased $92 thousand to $696 thousand for the six month period ended June 30, 2013, as compared to $604 thousand in 2012. These increases reflect the full period of operation of our Wellesley Lower Falls branch, opened in April, 2012.

Balance Sheet Growth

Total assets were $396.7 million at June 30, 2013, representing an increase of $20.7 million compared to $376.0 million at December 31, 2012. The increase was reflected as an increase in loans held in portfolio, while loans held for sale declined during the period.

Net loans increased by $36.0 million at June 30, 2013 compared to December 31, 2012. Residential mortgage loans increased $25.4 million due to growth in our adjustable-rate mortgage portfolio. Construction loans increased $11.6 million due to increased lending efforts focused on this market.

Deposits increased $3.2 million to $301.3 million at June 30, 2013. The increase was primarily attributable to an increase in savings accounts of $5.6 million, partially offset by a decrease in money market deposit accounts of $3.7 million. Federal Home Loan Bank advances, including short-term borrowings, increased $17.0 million from December 31, 2012, and were used to fund the portfolio loan growth. Stockholders’ equity increased to $45.7 million, or 1.6% as of June 30, 2013 compared to $45.0 million at December 31, 2012.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary Consolidated Statements of Operations and Other Data follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (Dollars in thousands except per share data)
Interest and dividend income:
Interest and fees on loans	$3,770	$3,157	$7,516	$6,273
Other interest and dividend income	190	282	398	551
Total interest and dividend income	3,960	3,439	7,914	6,824
Interest expense	673	637	1,334	1,254

Net interest income	3,287	2,802	6,580	5,570
Provision for loan losses	100	100	200	250

Net interest income, after provision for loan losses	3,187	2,702	6,380	5,320

Total noninterest income	263	148	472	265

Noninterest expenses:
Salaries and employee benefits	1,521	1,245	2,951	2,345
Occupancy and equipment	356	318	696	604
Contributions	1	1	2	1,801
Other general and administrative	617	608	1,263	1,134
Total noninterest expenses	2,495	2,172	4,912	5,884

Income (loss) before income taxes	955	678	1,940	(299)
Provision (benefit) for income taxes	372	244	762	(180)

Net income (loss)	$583	$434	$1,178	$(119)

Other Data:
Return (loss) on average assets (1)	0.61%	0.55%	0.62%	(0.08)%
Return (loss) on average equity (1)	5.61%	4.02%	5.47%	(0.60)%
Net interest margin (1)	3.50%	3.74%	3.56%	3.78%
Earnings per common share (basic and diluted)	$0.26	$0.20	$0.52	N/A
Book equity to assets	11.51%	13.54%	11.51%	13.54%
Book value per common share	$18.43	$18.13	$18.43	$18.13

(1) Annualized

The Company’s summary Consolidated Balance Sheets follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$12,189	$18,218
Certificates of deposit	350	600
Securities available for sale, at fair value	35,276	39,256
Federal Home Loan Bank of Boston stock, at cost	2,799	2,005
Loans held for sale	2,487	9,130
Loans	334,103	297,935
Less allowance for loan loses	(4,008)	(3,844)
Loans, net	330,095	294,091

Bank-owned life insurance	6,487	6,385
Premises and equipment, net	2,447	2,044
Other assets	4,613	4,319

Total assets	$396,743	$376,048

Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$39,370	$39,044
Interest bearing	261,908	259,015
	301,278	298,059

Short-term borrowings	6,000	--
Long-term debt	42,500	31,500
Accrued expenses and other liabilities	1,294	1,518
Total liabilities	351,072	331,077

Stockholders’ equity	45,671	44,971

Total liabilities and stockholders’ equity	$396,743	$376,048

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer